Exhibit 99.11

PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into this 27th day of December, 2002 by and between ALTERRA HEALTHCARE CORPORATION ("Alterra"), and ELDERLY LIVING IX, LIMITED PARTNERSHIP, a Nevada limited partnership ("Holding Co.").

W I T N E S S E T H :

      WHEREAS, Holding Co. in the aggregate holds all nine hundred two (902) Class B Units (collectively, the "Member Interests") as a member in each of eight (8) limited liability companies, each a Delaware limited liability company, which limited liability companies are identified on Exhibit A hereto (each, a "Company" and collectively, the "Companies");

     WHEREAS, Alterra holds all the remaining Units as a member in each of the Companies;

     WHEREAS, Alterra and Holding Co. have reached certain understandings and agreements for the sale by Holding Co. of its Member Interests in the Companies to Alterra;

     WHEREAS, Alterra intends to file a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the "Bankruptcy Case"), with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"); and

     WHEREAS, Alterra and Holding Co. intend that the transactions contemplated by this Agreement shall be consummated upon confirmation of Alterra's plan of reorganization in the Bankruptcy Case.

     NOW, THEREFORE, for mutual consideration, the receipt and sufficiency of which is hereby acknowledged, IT IS AGREED AS FOLLOWS:

      1.      Purchase and Sale of Member Interests. On and subject to the terms and conditions of this Agreement, Alterra agrees to purchase from Holding Co., and Holding Co. agrees to sell to Alterra, all of its interest in the Existing Notes (as hereinafter defined) and all of its Member Interests in each of the Companies for the sum of One Dollar ($1) and delivery of Alterra's promissory note (the "Note") in the aggregate principal amount of at least Seven Million Two Hundred Thousand and 00/100 Dollars ($7,200,000), made payable to Holding Co., which Note shall be in the form of Exhibit B hereto. In the event of a payment default of scheduled interest or scheduled principal and interest amortization under any of the Existing Notes during the pendency of the Bankruptcy Case (such scheduled defaulted payments, but not the outstanding principal amount of any such Existing Note, referred to herein as the "Defaulted Payment"), the amount of any such Defaulted Payments shall be added to the principal amount of the Note. The Note shall bear interest at the rate of nine percent (9%) per annum and shall have a term of five (5) years with a repayment schedule as follows: $90,000 per month for the first twelve (12) months; $100,000 per month for the next twelve (12) months; and $120,000 per month for the next thirty six (36) months, with any principal and accrued interest outstanding on the fifth (5th) annual anniversary of the Note (the "Maturity Date") being then due and payable in full. The Note may be prepaid in whole or in part at any time without penalty upon five days' written notice to Holding Co.

      2.      Cancellation of Notes and Transfer of Claims. Holding Co. agrees that in further consideration for the Note, at Closing (as hereinafter defined) it will mark as cancelled and return to Alterra the following three notes made by Alterra in favor of Holding Co.: (i) promissory note dated October 12, 2001 in the original principal amount of $700,000, (ii) promissory note dated October 12, 2001 in the original principal amount of $1,865,400; and (iii) promissory note dated October 4, 2002 in the original principal amount of $1,000,000 (collectively, the "Existing Notes"). In addition, in consideration for the Note, Holding Co. will transfer to Alterra at Closing any and all claims asserted by Holding Co. in the Bankruptcy Case (the "Claims Assignment"). Holding Co. further covenants and agrees not to sell, assign or transfer any of its right, title or interest in or to the Existing Notes or any claims it may assert in the Bankruptcy Case prior to the Closing.

      3.     Priority of Note. The Note is being issued by Alterra, in part, as payment to Holding Co. for its Member Interests in the Companies. Holding Co. understands that Alterra is bound by certain indentures (as amended, the "Indentures") that govern the rights of certain outstanding convertible subordinated debentures (the "Debentures"). Holding Co. further understands that the Debentures are subordinated as to payment to "Senior Indebtedness," as defined in the applicable Indenture. The parties intend for the Note to constitute "Senior Indebtedness," as defined in the Indentures. The parties further intend for the Note to be senior in ranking to all capital stock of Alterra and junior in ranking to all secured indebtedness of Alterra.

      4.      Incorporation of Previous Releases.      As of the Closing Date, Holding Co., on behalf of itself and as successor in interest to Elderly Living V, Limited Partnership, Elderly Living VI, Limited Partnership, Elderly Living VII, Limited Partnership, and Elderly Living VIII, Limited Partnership (collectively, the "Original EL Entities"), and Alterra hereby incorporate by reference herein the releases set forth in the Settlement Agreement and Mutual Release dated as of October 12, 2001 among Alterra, the Original EL Entities and Holding Co. (the "Settlement Agreement") and agree that such releases as they apply to the Transferred Companies (as defined in the Settlement Agreement) shall remain in full force and effect and shall not be subject to nullification or voidability as set forth in Section 20 of the Settlement Agreement.

      5.      Consent. In connection with the execution of this Agreement, Holding Co. will use its reasonable best efforts to obtain an acknowledgment from each of the Investors that such Investor will be required to execute and deliver a General Release (as hereinafter defined) at the Closing. Holding Co. will provide a copy of each acknowledgment it obtains to Alterra.

      6.     Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on the date that is within two (2) business days following the effective date of the Final Order (as hereinafter defined) (the "Closing Date"), by facsimile with original documents to follow, or at such other time and by such other method as the parties shall agree in writing. Buyer shall obtain title to Holding Co.'s Member Interests at the Closing.

      7.      Closing Deliveries. At the Closing, the parties agree to execute and deliver the following:

(a)     two (2) duly executed copies of the Member Assignment, pursuant to which Holding Co.'s Member Interests in the Companies are being transferred to Alterra (the "Member Assignment"), in the form of Exhibit C attached hereto;

(b)     Alterra shall deliver to Holding Co. a duly executed general release of all claims through the Closing Date from Alterra, in substantially the form of Exhibit D attached hereto (each such release, a "General Release" and collectively, the "General Releases");

(c)     Holding Co. shall deliver to Alterra a duly executed General Release from Holding Co. and each Investor;

(d)     Alterra shall deliver to Holding Co. the duly executed Note;

(e)     Holding Co. shall deliver to Alterra the Existing Notes marked cancelled;

(f)     Holding Co. shall deliver to Alterra a duly executed copy of the Claims Assignment, in form and substance reasonably satisfactory to Alterra;

(g)     Holding Co. shall deliver to Alterra a Representation Letter with respect to its Member Interests in each of the Companies (the "Representation Letter"), reaffirming, as of the Closing, the representations in Section 8 of this Agreement, including, without limitation, Section 8(v).

(h)     Holding Co. shall deliver to Alterra a UCC-3 financing statement releasing its security interest in Alterra's Member Interests in the Companies; and

(i)     such other documents as are reasonably necessary to effectuate the transactions contemplated by this Agreement.

      8.     Certain Representations by Holding Co. As a material inducement to Alterra to enter into this Agreement, Holding Co. hereby represents and warrants to Alterra that with respect to itself and its Member Interests:

          (i)      Organization of Holding Co. Holding Co. is duly organized, validly existing and in good standing under the laws of the State of Nevada.

          (ii)      Authorization of Transaction. Holding Co. has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Holding Co., enforceable in accordance with its terms and conditions. Holding Co. need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (iii)      Noncontravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any statute, law, rule, regulation, order, writ, injunction or decree, judgment, charge, or other restriction of any government, governmental agency, or court to which Holding Co. is subject or by which it is bound or any provision of its certificate or agreement of limited partnership or other organizational documents.

          (iv)      Brokers' Fees. Holding Co. has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Alterra could become liable or obligated.

          (v)      Investment. Holding Co. understands that (A) the Note has not been, and will not be, registered under the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (the "Securities Act"), or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) Holding Co. is acquiring the Note solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) Holding Co. is a sophisticated investor with knowledge and experience in business and financial matters, (D) Holding Co. has received certain information concerning Alterra and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Note, (E) Holding Co. is able to bear the economic risk and lack of liquidity inherent in holding the Note, and (F) Holding Co. is an Accredited Investor within the meaning of Regulation D of the Securities Act.

          (vi)      Member Interests. As of the Closing, Holding Co. holds of record and owns beneficially the Member Interests in each of the Companies, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Holding Co. is not a party to any option, warrant, purchase right, or other contract or commitment that could require Holding Co. to sell, transfer, or otherwise dispose of all or any part of its Member Interest in any Company (other than this Agreement and certain Joint Venture Agreements and Operating Agreements relating to each Company between Alterra and Holding Co., as successor in interest to the Original EL Entities), and Holding Co. has not otherwise sold, transferred or conveyed any interest in or rights to its Member Interests (or any portion thereof) to any other person. Holding Co. is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Member Interest of any Company.

          (vii)      Investors and Economic Interest Holders. There is no partner of (or other economic interest holder with respect to) Holding Co. who is not identified as an Investor on Exhibit E hereto.

       9.      Certain Representations by Alterra. As a material inducement to Holding Co. to enter into this Agreement, Alterra hereby represents and warrants to Holding Co. that:

          (i)      Organization of Alterra. Alterra is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (ii)      Authorization of Transaction. Alterra has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and, subject to satisfaction of the conditions set forth in Section 10 hereof, to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Alterra, enforceable in accordance with its terms and conditions. Except as set forth in Section 10 hereof, Alterra need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (iii)      Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Alterra is subject or any provision of its charter or bylaws.

          (iv)      Brokers' Fees. Alterra has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Holding Co. could become liable or obligated.

      10.      Conditions Precedent to Closing. Alterra's obligation to purchase and Holding Co.'s obligation to sell its Member Interests in the Companies to Alterra and for the parties to take the other actions required to be taken at the Closing is subject to the satisfaction, at or prior to the Closing, of the following condition: entry by the Bankruptcy Court of a Final Order which approves and authorizes the purchase of the Member Interests and Existing Notes by Alterra in strict accordance with the terms and conditions contemplated herein, including, without limitation, the terms of the Note. Alterra's plan of reorganization and proposed order confirming Alterra's plan of reorganization shall include a provision approving the performance by Alterra of this Agreement. This Agreement is and shall be expressly subject to the approval by the Bankruptcy Court, and if for any reason whatsoever such approval is not obtained during the term hereof, then this Agreement shall be null and void and of no further force or effect. In order for this Agreement to have been approved, the Bankruptcy Court shall have entered an order approving Alterra's performance of the transactions provided for in this Agreement (the "Final Order"), which order shall be in form and substance consistent with this Agreement and reasonably acceptable to the parties hereto. The Final Order shall not have been reversed, stayed, modified or amended in any material respect prior to the Closing Date, and the effective date of the plan of reorganization shall have occurred prior to the Closing Date. Without limiting the foregoing, the Final Order shall expressly (a) authorize and direct Alterra to perform its obligations under this Agreement and to take or cause to be taken all such actions and to execute and deliver all such documents and instruments, as are necessary to consummate the transactions contemplated by this Agreement in accordance with the terms hereof; (b) approve the terms and conditions of this Agreement, including the purchase of the Member Interests and Existing Notes; and (c) contain a finding that the notice given in the Bankruptcy Case with respect to the transactions contemplated hereby was proper, timely, adequate and sufficient under the circumstances. Holding Co. agrees not to oppose Alterra in seeking approval for this Agreement, to comply with any procedural matters necessary to facilitate the administration of the Bankruptcy Case, and to vote in favor of any plan of reorganization proposed by Alterra which incorporates the transactions contemplated herein. Alterra's obligation to purchase the Member Interests in the Companies and to take the other actions required to be taken at the Closing is further subject to the delivery, at or prior to the Closing, of the General Releases, signed by Holding Co. and each Investor. Holding Co.'s failure to deliver the General Releases shall not give rise to any claim for damages by Alterra against Holding Co., but shall only give Alterra a right not to close pursuant to the previous sentence.

      11.     Compliance with Notes and Joint Venture Documentation. Prior to the Closing, Alterra shall comply with all of its obligations under the Existing Notes, the Settlement Agreement and the joint venture documentation relating to the Companies as modified hereby, including, without limitation, the applicable Joint Venture Agreements, Operating Agreements, Lease Agreements, and Assisted Living Consultant and Operations Agreement (the "Existing Agreements"). If Alterra fails to make a payment required by the Existing Notes, or fails to comply with its other obligations under the Existing Agreements, and fails to cure such matter within ten (10) days following notice from Holding Co., such event shall constitute an "Event of Default" under this Agreement; provided, however, that if Alterra is prohibited by applicable bankruptcy law or an order or direction of the Bankruptcy Court in its Bankruptcy Case from making any payment or taking any action required of it under the Existing Agreements, so long as Alterra is continuing to pursue a plan of reorganization, such event shall not constitute an "Event of Default" under this Agreement.

      12.      Knowing and Voluntary Agreement. Each of the parties to this Agreement represents and agrees that it has thoroughly discussed all aspects of this Agreement with its respective legal counsel, that it is fully aware of its right to discuss any and all aspects of this matter with legal counsel chosen by it, that it has carefully read and fully understands all of the provisions of this Agreement, and that it is voluntarily entering into this Agreement. The parties expressly acknowledge that this Agreement is intended to include in its effect the release of all claims referred to in the General Releases that any of the parties may not know or suspect to exist in such party's favor at the time of execution hereof, and that this Agreement contemplates extinguishing any such claim or claims as of the Closing.

      13.      Binding Effect on Holding Co.. This Agreement shall be binding upon Holding Co. and its representatives and past or present predecessors, successors and assigns and shall inure to the benefit of Alterra and to its representatives and past or present predecessors, successors, directors, officers, employees, agents, etc. (as more fully described in the General Releases).

      14.      Binding Effect on Alterra. This Agreement shall be binding upon Alterra and its representatives and its past or present predecessors, successors and assigns and shall inure to the benefit of Holding Co. and its representatives and past or present predecessors, successors, directors, officers, employees, agents, etc. (as more fully described in the General Releases).

      15.      Non-Assignment by Holding Co. Holding Co. represents that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein relating to the Member Interests, the Existing Notes or Alterra that is the subject of this Agreement, and Holding Co. agrees to indemnify, defend and hold Alterra harmless from and against any and all claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer, of any such claims, or any portion thereof or interest therein, or based on or arising out of any subrogation to any such claims or any portion thereof or interest therein.

      16.      Non-Assignment by Alterra. Alterra represents that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein relating to Holding Co. that is the subject of this Agreement, and Alterra agrees to indemnify, defend and hold Holding Co. harmless from and against any and all claims, based on or arising out of any such assignment or transfer, or purported assignment or transfer, of any such claims, or any portion thereof or interest therein, or based on or arising out of any subrogation to any such claims or any portion thereof or interest therein.

      17.      Termination. This Agreement may be terminated by either party if: (a) Alterra has not filed the Bankruptcy Case by January 31, 2003 or (b) a Final Order has not been entered by December 31, 2003, such termination to be effective upon the giving of notice thereof by the terminating party.

      18.      Merger and Integration. As of the Closing Date, this Agreement, together with the Note, the Member Assignment, the General Releases, the Representation Letter and the Claims Assignment (collectively, the "Closing Documents"), sets forth the entire agreement between Alterra, on the one hand, and Holding Co., on the other hand, and fully supersedes any and all prior agreements or understandings between such parties pertaining to the subject matter hereof, including, but not limited to, the Settlement Agreement, and there are no representations, covenants, continuing obligations, duties or understandings between such parties whatsoever other than those expressed or expressly referenced herein or in such other Closing Documents. Alterra, on the one hand, and Holding Co., on the other hand, acknowledge that no other party, nor agent or attorney of any other party, has made any promise, representation or warranty whatsoever, expressed or implied, not contained or expressly referred to herein or in such other Closing Documents, and such parties hereby waive any right or claimed right to rely upon such. No modification of this Agreement shall be valid unless in writing and signed by each of the parties hereto.

      19.     Interpretation. The parties expressly acknowledge and agree that this Agreement is the result of negotiations between them, which have been conducted at arms' length by parties of substantially equal bargaining power, that each party has participated in the preparation of this Agreement, with advice of counsel, and accordingly that the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not for or against any of the parties. As used in this Agreement, the masculine or neuter gender, and singular or plural number, shall be deemed to include the others whenever the context so indicates or requires. All titles appearing at the beginning of the paragraphs of this Agreement are for descriptive purposes only and do not and are not intended to vary or change the meaning of the paragraphs of the Agreement or of the Agreement itself.

      20.      Applicable Law. This Agreement is made and entered into in the State of Florida, and shall in all respects be interpreted and governed under the laws of said State (excluding its choice of law principles).

      21.      Severability. The provisions of this Agreement are severable, and should any part, term or provision for any reason be unenforceable, the balance shall nonetheless be of full force and effect; provided, however, that any provisions relating to the terms of the Note shall not be severable.

      22.      Authorization to Execute This Agreement. The undersigned, by their execution of this Agreement, represent that they are duly authorized to enter into this Agreement and that their signatures to this Agreement bind their respective principals to the terms of this Agreement.

     23.      Facsimile Signatures; Counterparts. This Agreement may be executed in multiple counterparts, and delivery thereof may be made by facsimile transmission, and all such counterparts shall be taken together so that they may constitute a completely executed agreement among the parties.

      24.      Non-Waiver. No extension of time or forbearance in enforcing the rights and obligations of any party to this Agreement shall constitute a waiver of such party's rights under this Agreement or operate to release, modify, change or affect any party's rights or obligations under this Agreement.

      25.     Effective Date. This Agreement shall be effective as of the date appearing on the first page hereof as the date made and entered into.

      26.     Prevailing Party Entitled to Attorneys' Fees and Costs. With regard to any legal disputes arising out of or related to this Agreement, the prevailing party(ies) shall receive from the non-prevailing party(ies) all reasonable legal fees, costs, charges, and expenses incurred, including reasonable attorneys' fees, whether from the initial request for redress or through trial, appeal, and collection.

[Signature Pages and Exhibits Follow]

IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the date first written above.

ALTERRA HEALTHCARE CORPORATION

By:  /s/ Mark W. Ohlendorf
     Mark W. Ohlendorf
     Senior Vice President

ELDERLY LIVING IX, LIMITED PARTNERSHIP

By:     C.R. Development, Inc., its general partner

By:  /s/ Lee Chaplin
Title:  Vice President

EXHIBIT A

Sterling Cottage of Austintown LLC
Sterling House of Portage LLC
Sterling House of Richmond LLC
Clare Bridge of Salem LLC
Clare Bridge of Gainesville LLC
Sterling Cottage of Winter Haven LLC
Sterling Cottage of Vero Beach LLC
Sterling Cottage of Oklahoma City LLC

EXHIBIT B

Form of Promissory Note

SENIOR PROMISSORY NOTE

$7,200,000     _______________, 2003

     FOR VALUE RECEIVED, ALTERRA HEALTHCARE CORPORATION, a Delaware corporation ("Maker"), hereby promises to pay to the order of ELDERLY LIVING IX, LIMITED PARTNERSHIP, a Nevada limited partnership ("Payee"), at 107 S. Osprey Avenue, Suite 200, Sarasota, Florida 34236 (or to such other person or persons and/or at such other address as Payee may designate in writing to Maker) the principal sum of SEVEN MILLION TWO HUNDRED THOUSAND and 00/100 Dollars ($7,200,000.00), with interest on so much thereof as shall be from time to time outstanding at the rate of interest defined below as the "Interest Rate."

     This Note shall bear interest on the principal balance hereof at a rate equal to nine percent (9%) per annum (the "Interest Rate") and shall have a term of five (5) years ending on _______________, 2008 (the "Maturity Date"). Interest on the Note shall accrue and be payable for any fraction of a full year based on the actual number of calendar days elapsed during such fractional year (computed on the basis of a 360-day year of twelve consecutive 30-day months).

     Payments of interest, in arrears, and principal on this Note shall be payable in monthly installments (the "Scheduled Payments") of Ninety Thousand and 00/100 Dollars ($90,000.00) for the first twelve (12) months, One Hundred Thousand and 00/100 Dollars ($100,000) for the next twelve (12) months, and One Hundred Twenty Thousand and 00/100 Dollars ($120,000) thereafter for the remainder of the term, due on the last business day of each month beginning on _______________, 2003, and continuing to the Maturity Date, on which date the amount equal to the then outstanding principal balance (giving effect to the principal portion of the Scheduled Payments), together with accrued and unpaid interest thereon, shall be due and payable. All amounts payable hereunder shall be paid in lawful money of the United States and in immediately available funds.

The principal amount of this Note, together with all accrued interest thereon, may be prepaid by Maker, in whole or in part, at any time and from time to time, without premium or penalty, upon five (5) days written notice, provided that each such principal prepayment shall be accompanied by the payment of all accrued but unpaid interest thereon.

     This Note shall be unsecured, but Payee's priority under this Note shall be not less than pari passu with the priority of any other unsecured creditor of Maker, including, without limitation, any holder of partially secured debt of Maker as to the portion of such debt which is unsecured (i.e., said portion thereof as would remain unpaid after the security therefor has been fully applied and exhausted (such as a deficiency judgment)).

      The parties further intend for this Note to be senior in ranking to all capital stock of Maker and junior in ranking to all secured indebtedness of Maker.

      An "Event of Default" shall exist hereunder in the event Maker shall fail to make due and punctual payment of principal of or interest on this Note within five (5) days following the date that such payment is due hereunder. Any payment not made within such five (5) day period will be assessed a late charge equal to five percent (5%) of the amount of such delinquent payment.

     If an Event of Default occurs and is continuing, then, at the option of Payee, the entire principal amount outstanding hereunder, together with interest thereon shall, upon written notice from Payee to Maker, become immediately due and payable. The rights, remedies, powers and privileges provided for herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     No waiver by Payee of any default shall be effective unless in writing, nor shall it operate as a waiver of any other default or of the same default on a future occasion. No delay or omission by Payee in exercising any of its rights, remedies, powers and privileges hereunder or at law and no course of dealing between Payee and Maker or any other person shall be deemed a waiver by Payee of any of such rights, remedies, powers and privileges even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by Payee or the exercise of any other right, remedy, power or privilege by Payee.

     Maker hereby waives presentment, demand, protest and notice of any kind (including notice of presentment, demand, protest, dishonor and nonpayment).

     Each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

     This Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Payee and its legal representatives, successors and assigns.

     This Note in all respects shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws. This Note may not be changed orally, but only by an instrument in writing executed by the parties hereto.

     This Note and all sums due hereunder shall bear interest at twelve percent (12%) after an Event of Default has occurred.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date first set forth above.

ALTERRA HEALTHCARE CORPORATION

By:

EXHIBIT C

Form of Member Assignment

MEMBER ASSIGNMENT

      THIS MEMBER ASSIGNMENT dated as of _______________, 2003 ("Assignment") is by and between ALTERRA HEALTHCARE CORPORATION, a Delaware corporation (referred to hereinafter as "Alterra"), and ELDERLY LIVING IX, LIMITED PARTNERSHIP, a Nevada limited partnership (referred to hereinafter as "Joint Venture Partner").

W I T N E S S E T H:

      WHEREAS, Joint Venture Partner holds nine hundred two (902) Class B Units (collectively, its "Member Interest") as a member in each of the following limited liability companies: Clare Bridge of Gainesville LLC, Sterling House of Portage LLC, Sterling House of Richmond LLC, Sterling Cottage of Winter Haven LLC, Sterling Cottage of Vero Beach LLC, Clare Bridge of Salem LLC, Sterling Cottage of Austintown LLC and Sterling Cottage of Oklahoma City LLC (each one of the "Companies");

     WHEREAS, each of the Companies is governed by the respective Operating Agreement thereof between Alterra and Joint Venture Partner, as successor in interest to Elderly Living V, Limited Partnership, Elderly Living VI, Limited Partnership, Elderly Living VII, Limited Partnership, and Elderly Living VIII, Limited Partnership (collectively, the "Original EL Entities"), as amended (collectively, the "Operating Agreements");

     WHEREAS, Alterra and Joint Venture Partner, as successor in interest to the Original EL Entities, are parties to separate Joint Venture Agreements of varying dates, as amended (collectively, the "Joint Venture Agreements"); and

     WHEREAS, pursuant to that certain Purchase Agreement between Alterra and Joint Venture Partner, dated as of December 27, 2002 (the "Purchase Agreement"), Alterra has agreed to purchase from Joint Venture Partner and Joint Venture Partner has agreed to sell to Alterra its entire Member Interest in each of the Companies.

      NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     Joint Venture Partner hereby acknowledges that in consideration of this Assignment, Alterra has delivered to Joint Venture Partner as of the effective date hereof payment in the amount of $1.00, the Note (as defined in the Purchase Agreement), and the other consideration referenced therein. By execution hereof and acceptance of said payment, Joint Venture Partner hereby acknowledges that (i) such payment is the full consideration due and payable for each of its Member Interests under the Purchase Agreement, and (ii) no amounts are due and owing to it under the governing Joint Venture Agreement or Operating Agreement for any of the Companies.

      In consideration of the foregoing agreement and payment, Joint Venture Partner hereby sells, transfers, conveys, and assigns to Alterra, as of the effective date hereof, all of its right, title, and interest in and to its respective Member Interest and all rights with respect thereto under the governing Operating Agreement and Joint Venture Agreement, including, without limitation, (i) all rights of Joint Venture Partner to receive monies and other property or assets due and to become due to it under or pursuant to the Operating Agreements or the Joint Venture Agreements, (ii) all claims of Joint Venture Partner for damages arising out of or for breach of or default under the Operating Agreements or the Joint Venture Agreements, (iii) all rights of Joint Venture Partner to receive proceeds or benefit of any indemnity, warranty, or other payments with respect to the Operating Agreements or the Joint Venture Agreements, and (iv) all rights of Joint Venture Partner to perform under the Operating Agreements or the Joint Venture Agreements and to compel performance and otherwise exercise all remedies thereunder. Joint Venture Partner hereby withdraws from each Company in which it has an interest and acknowledges that it is no longer a member thereof. Alterra hereby accepts from Joint Venture Partner each Member Interest.

      Joint Venture Partner hereby represents and warrants to Alterra that each Member Interest hereby assigned by Joint Venture Partner (i) is free and clear of any lien or encumbrance, and (ii) to Joint Venture Partner's knowledge, constitutes the only Member Interest in such Company other than that membership interest otherwise currently held by Alterra.

      Joint Venture Partner and Alterra hereby incorporate the releases set forth in the Purchase Agreement.

      Joint Venture Partner hereby acknowledges that Alterra and each Company are intended beneficiaries of this Assignment and that each of Alterra and each Company has the right to enforce the release provided for herein as against it in accordance with its terms under this Assignment. Each of Alterra and each Company hereby acknowledges that Joint Venture Partner is an intended beneficiary of this Assignment and that Joint Venture Partner has the right to enforce the release provided for herein as against it in accordance with its terms under this Assignment.

     This Assignment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and delivery thereof may be made by facsimile transmission.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have each executed this Assignment as of the date first written above.

ELDERLY LIVING IX, LIMITED PARTNERSHIP

By:     CR Development, Inc., General Partner

By:___________________________________
     Lee H. Chaplin
     Vice President

Address:      107 S. Osprey Avenue, Suite 200
               Sarasota, Florida 34236

ALTERRA HEALTHCARE CORPORATION

By:___________________________________
     Mark W. Ohlendorf
     Senior Vice President

EXHIBIT D

Form of General Releases

GENERAL RELEASE

     For and in consideration of the benefit received by ELDERLY LIVING IX, LIMITED PARTNERSHIP, a Nevada limited partnership ("Holding Co."), by virtue of that certain Purchase Agreement between Holding Co. and Alterra Healthcare Corporation ("Alterra") dated as of December 27, 2002 (the "Purchase Agreement"), the receipt and sufficiency of all such consideration being hereby acknowledged, and as a material inducement to Alterra to enter into the Purchase Agreement and expressly excluding any claim arising out of or under the Purchase Agreement or the Note (as defined therein), Holding Co., together with its successors, transferees, assigns, subsidiaries, beneficiaries, agents, employees and representatives (such persons, the "EL Related Parties"), individually and collectively, irrevocably and unconditionally release, acquit, and forever discharge Alterra, together with each of its past or present predecessors, successors, assigns, agents, officers, directors, partners, employees, representatives, attorneys, associates, owners, stockholders, divisions, subsidiaries and affiliates (and agents, officers, directors, partners, employees, representatives, attorneys, associates, owners, and stockholders of such divisions, subsidiaries and affiliates), insurance carriers, bonding companies, and all persons acting by, through, under or in concert with them or any of them (such persons, the "Alterra Related Parties), from any and all manner of charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, debts, liens, controversies, damages, actions, causes of action, suits, affirmative defenses, offsets, appeals, petitions, rights, demands, costs, losses, claims for restitution, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, whether legal, equitable or ethical, fixed or contingent, known or unknown (collectively, "Claims"), which any of Holding Co. or the EL Related Parties has, owns, or holds, or claims to have, own, or hold, or which any of Holding Co. or the EL Related Parties at any time heretofore had, owned, or held, or claimed to have had, owned, or held, including, without limitation, any claims arising out of or related to any dealings prior to and through the date hereof between any of Holding Co. and the EL Related Parties, on the one hand, and Alterra and the Alterra Related Parties, on the other hand, the validity of any and all such Claims being denied by Alterra. Holding Co. hereby represents and warrants to Alterra that it has not made any assignment or other transfer of any interest in any Claim released by it under this General Release.

ELDERLY LIVING IX, LIMITED PARTNERSHIP

By:     C.R. Development, Inc., its general partner

     By:

     Title:______________________________

GENERAL RELEASE

     For and in consideration of the benefits received by ALTERRA HEALTHCARE CORPORATION, a Delaware corporation, by virtue of that certain Purchase Agreement between Elderly Living IX, Limited Partnership, a Nevada limited partnership ("Holding Co."), and Alterra Healthcare Corporation ("Alterra") dated as of December 27, 2002 (the "Purchase Agreement"), the receipt and sufficiency of all such consideration being hereby acknowledged, and as a material inducement to Alterra to enter into the Purchase Agreement and expressly excluding any claim arising out of or under the Purchase Agreement, Alterra, together with its successors, transferees, assigns, subsidiaries, beneficiaries, agents, employees and representatives (such persons, the "Alterra Related Parties"), individually and collectively, irrevocably and unconditionally releases, acquits, and forever discharges each of Holding Co. and each of the general and limited partners of Holding Company (collectively, the "Investors"), together with each of their respective past or present predecessors, successors, assigns, agents, officers, directors, partners, employees, representatives, attorneys, associates, owners, stockholders, divisions, subsidiaries and affiliates (and agents, officers, directors, partners, employees, representatives, attorneys, associates, owners, and stockholders of such divisions, subsidiaries and affiliates), insurance carriers, bonding companies, and all persons acting by, through, under or in concert with them or any of them (such persons, the "EL Related Parties"), from any and all manner of charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, debts, liens, controversies, damages, actions, causes of action, suits, affirmative defenses, offsets, appeals, petitions, rights, demands, costs, losses, claims for restitution, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, whether legal, equitable or ethical, fixed or contingent, known or unknown (collectively, "Claims"), which any of Alterra or the Alterra Related Parties has, owns, or holds, or claims to have, own, or hold, or which any of Alterra or the Alterra Related Parties at any time heretofore had, owned, or held, or claimed to have had, owned, or held, including, without limitation, any claims arising out of or related to any dealings prior to and through the date hereof between any of Holding Co., the Investors and the EL Related Parties, on the one hand, and Alterra and the Alterra Related Parties, on the other hand, the validity of any and all such Claims being denied by Holding Co. and the Investors. Alterra hereby represents and warrants to each of Holding Co. and the Investors that it has not made any assignment or other transfer of any interest in any Claim released by it under this General Release.

ALTERRA HEALTHCARE CORPORATION

By:_____________________________________

     Mark W. Ohlendorf
     Senior Vice President

GENERAL RELEASE

     For and in consideration of the benefit received by the undersigned partner (the "Investor") of Elderly Living IX, Limited Partnership, a Nevada limited partnership ("Holding Co."), by virtue of that certain Purchase Agreement between Holding Co. and Alterra Healthcare Corporation ("Alterra") dated as of December 27, 2002 (the "Purchase Agreement"), the receipt and sufficiency of all such consideration being hereby acknowledged, and as a material inducement to Alterra to enter into the Purchase Agreement and expressly excluding any claim arising out of or under the Purchase Agreement or the Note (as defined therein), the Investor, together with its, his or her respective successors, transferees, assigns, subsidiaries, beneficiaries, agents, employees and representatives (such persons, the "EL Related Parties"), individually and collectively, irrevocably and unconditionally release, acquit, and forever discharge Alterra, together with each of its past or present predecessors, successors, assigns, agents, officers, directors, partners, employees, representatives, attorneys, associates, owners, stockholders, divisions, subsidiaries and affiliates (and agents, officers, directors, partners, employees, representatives, attorneys, associates, owners, and stockholders of such divisions, subsidiaries and affiliates), insurance carriers, bonding companies, and all persons acting by, through, under or in concert with them or any of them (such persons, the "Alterra Related Parties"), from any and all manner of charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, debts, liens, controversies, damages, actions, causes of action, suits, affirmative defenses, offsets, appeals, petitions, rights, demands, costs, losses, claims for restitution, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, whether legal, equitable or ethical, fixed or contingent, known or unknown (collectively, "Claims"), which the Investor or the EL Related Parties has, owns, or holds, or claims to have, own, or hold, or which any of the Investor or the EL Related Parties at any time heretofore had, owned, or held, or claimed to have had, owned, or held, including, without limitation, any claims arising out of or related to any dealings prior to and through the date hereof between any of Holding Co., the Investor and the EL Related Parties, on the one hand, and Alterra and the Alterra Related Parties, on the other hand, the validity of any and all such Claims being denied by Alterra. The Investor hereby represents and warrants to Alterra that it, he or she has not made any assignment or other transfer of any interest in any Claim released by it, him or her under this General Release.

________________________________________

     Richard C. Brewer

________________________________________

     Lee Chaplin

________________________________________

     Edwin V. Cooksey

     EDWIN V. COOKSEY IRA

By:     West Coast Guaranty Bank, its Custodian

     By:
     Title:______________________________

________________________________________

     Elyse Craig

________________________________________

     William Kennedy

MSM INVESTMENTS, LLC

By: _____________________________________

     Name:
     Title:

________________________________________

     Richard B. Malkin

________________________________________

           James Mondello

________________________________________

     Gerd Petrik

LOWELL RENFROE IRA

By:     ______________________, its Custodian

     By:
      Title:______________________________

     ________________________________________

     S. D. Russell

WLD CAPITAL PARTNERS II, L.P.

By:     ______________________, its general partner

     By:

     Title:______________________________

     WLD EQUITY PARTNERS 1999,
     LIMITED PARTNERSHIP

By:     ______________________, its general partner
          By:
     Title:______________________________

     ________________________________________
          Peter Wolf

EXHIBIT E

Investors in Elderly Living IX, Limited Partnership

General Partner

C. R. Development, Inc.

Limited Partners

Richard C. Brewer
Lee Chaplin
Edwin V. Cooksey
Edwin V. Cooksey IRA
Elyse Craig
William Kennedy
MSM Investments, LLC
Richard B. Malkin
James Mondello
Gerd Petrik
Lowell Renfroe IRA
S. D. Russell
WLD Capital Partners II, L.P.
WLD Equity Partners 1999, Limited Partnership
Peter Wolf